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                 NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                       Statement of Consolidated Income
                          Periods Ended June 30, 1998
       (expressed in millions, rounded to hundred thousands of dollars)
                      (Unaudited, subject to adjustment)
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                                                           Quarter        Six months
                                                           -------        ----------
Operating revenue                                           $572.0    $1,191.6
                                                           -------   ---------

Operating expenses:
   Fuel for generation                                        77.5       163.2
   Purchased electric energy                                 122.4       245.1
   Other operation                                           148.5       303.1
   Maintenance                                                39.0        77.0
   Depreciation and amortization                              56.6       111.9
   Taxes, other than income taxes                             37.1        77.3
   Income taxes                                               23.8        59.7
                                                            ------    --------
       Total operating expenses                              504.9     1,037.3
                                                            ------    --------
       Operating income                                       67.1       154.3

Other income:
   Equity in income of generating companies                    2.7         5.0
                                                            ------    --------
       Operating and other income                             69.8       159.3
                                                            ------    --------

Interest:
   Interest on long-term debt                                 24.4        49.4
   Other interest                                              9.2        15.2
   Allowance for borrowed funds used
    during construction                                       (0.4)       (0.9)
                                                            ------    --------
       Total interest                                         33.2        63.7
                                                            ------    --------

Income after interest                                         36.6        95.6

Preferred dividends of subsidiaries                            0.6         1.1
Minority interests                                             1.6         3.2
                                                            ------    --------

       Net income                                           $ 34.4        91.3
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